Exhibit 99.1

NEWS RELEASE Contact: Mendy Marsh, CFO Phone number: (210) 308-8267 Contact: Jim Fanucchi, Summit IR Group, Inc. Phone number: (408) 404-5400 Email: ir1@globalscape.com

GlobalSCAPE Announces Second Quarter 2010 Financial Results

Exceeds Previous Revenue Expectations; Foresees Growth

SAN ANTONIO, Texas — August 12, 2010 — GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced financial results for its second quarter of fiscal year 2010, ended June 30, 2010.

Revenue was $4.5 million for the second quarter of fiscal year 2010, a decrease of 6 percent when compared with revenue of $4.7 million in the same quarter last year. Jim Morris, GlobalSCAPE president and CEO, notes that the revenue and other key financials from the second quarter of last year were influenced by a large U.S. Army contract announced in April 2009. “We are very pleased with our second quarter performance,” said Morris,. “Our baseline revenue actually increased, considering we had a single $2.7 million order from the Army in the same quarter of last year that contributed more than $1 million dollars in revenue during that quarter. In addition to increasing baseline revenue, we continued our strong financial results from the first quarter of 2010, with total revenue for the first six months of fiscal year 2010 outpacing the same period a year ago.”

Net income for the second quarter was $134,000, or $0.01 per diluted share, compared with net income of $943,000, or $0.05 per diluted share, in the same quarter last year. Cash and short term investments grew to $9.5 million, representing a four percent increase from the first quarter. Cash flow from operating activities for the six months ended June 30, 2010 was $1.3 million compared with $3.2 million for the same period in 2009, a decrease of 60 percent. Finally, Adjusted EBITDA for the second quarter of 2010 was $603,000, a 57 percent decrease compared with the same quarter last year. The Adjusted EBITDA margin for the second quarter of 2010 was 13.5 percent, compared with 29.3 percent in the second quarter of 2009. Net income, cash flow from operating activities, and Adjusted EBITDA for the prior year were largely affected by the Army order.

“At the midpoint of the year, we are on a revenue run rate of almost $18 million, which significantly exceeds our 2009 results, even with the inclusion of the large Army order last year,” Morris continued. “We look forward to establishing a new high water mark for GlobalSCAPE revenue and entering 2011 with the momentum necessary to continue growing the business significantly. As we make the investments necessary to achieve these results, we also plan to manage expenses closely and sustain our profitability.”

Quarterly Highlights

During the second quarter, GlobalSCAPE continued to deliver solid results by raising the Company’s visibility within the marketplace and investment community, establishing a new partnership with Rackspace® Hosting, and winning key industry awards.

In June, GlobalSCAPE was selected to join the Russell Microcap® Index. Membership in the Russell Microcap Index, determined on an annual basis, means automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. When commenting on GlobalSCAPE’s inclusion in the Russell Microcap Index, Morris stated, “Inclusion in the Russell Index could benefit our shareholders by increasing the visibility and awareness of GlobalSCAPE with institutional investors and the broader investment community.”

GlobalSCAPE announced in June that it entered into a partnership with Rackspace® Hosting, the world’s leader in the hosting and cloud computing industry. Through Rackspace’s infrastructure, GlobalSCAPE is able to deliver cloud-based managed file transfer solutions for the secure exchange of business-to-business data, including large files and sensitive data. The initial GlobalSCAPE product offering, GlobalSCAPE Managed Information Xchange™ (or MIX), integrates GlobalSCAPE’s market-leading EFT Server solution with Rackspace’s infrastructure. It allows customers to outsource all or part of their complex and demanding information exchange needs to reduce costs, improve operational efficiencies, track and audit transactions, and provide a greater level of security.

Thomas Skybakmoen, a senior research analyst with Gartner, Inc, commented on the market need for cloud-based managed solutions in July, as GlobalSCAPE announced the availability of the MIX offering. “As organizations adopt cloud computing, they demand solutions that offer comprehensive security capabilities for exchanging important data and confidential files,” said Skybakmoen. “In addition to security, they look to take advantage of cloud efficiencies, offered by technology leaders in managed file transfer.”

During the second quarter, GlobalSCAPE also was recognized with two prestigious awards. In April, GlobalSCAPE announced that it was chosen as one of the “Best Places to Work” for 2010 by the San Antonio Business Journal. The award honors companies with the best workplaces in the greater San Antonio area. In June, GlobalSCAPE announced that it was chosen as a 2010 “Best Places to Work in IT” honoree by IDG’s Computerworld. Each year, Computerworld ranks the top 100 work environments for technology professionals. The organizations selected are those that challenge their IT staff with exciting projects, offer them access to and training with today’s hottest technology, and provide great benefits and compensation. These industry awards demonstrate GlobalSCAPE’s continuing commitment to establishing and maintaining a work environment that allows the Company to attract and retain the best possible personnel.

In April, GlobalSCAPE hired Bill Buie as Executive Vice President of Sales. Mr. Buie is an accomplished high-tech industry executive with nearly 30 years of sales and marketing management experience. Prior to joining GlobalSCAPE, Mr. Buie was a senior vice president with Fujitsu, a global IT services, hardware and software provider, where he was responsible for alliance, channel, and system integrator sales in North America. Prior to Fujitsu, Mr. Buie was the Vice President of Global Strategic Partner Sales at Symantec Corporation where he grew re-sell bookings from $43M in 2004 to $933M in 2008. “Bill Buie is a tremendous talent and a great addition to our executive team”, Morris noted. “Our team includes leaders with substantial executive experience with leading IT and information security companies. We will continue to seek the best possible talent as we grow the business and deliver increasing shareholder value.”

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Conference Call August 12, 2010 At 4:30 p.m. ET

GlobalSCAPE management will hold a conference call Thursday, August 12 to discuss the second quarter 2010 financial results and other corporate matters at 4:30 p.m. Eastern Time/3:30 p.m. Central Time. Those wishing to join should dial 1-800-380-1061 and use Conference ID # 87434214. A live webcast of the conference call will also be available in the investor relations page of the company’s website at www.globalscape.com. A webcast replay of the conference call will be available on the Company’s website through September 12, 2010.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of Cute FTP in 1996, GlobalSCAPE’s solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE’s products, visit www.globalscape.com or the Company’s Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “possibly,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties, and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.

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Summary Financial Data

GlobalSCAPE, Inc.

Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Operating Revenues:
Software product revenues	$2,595	$3,218	$5,224	$5,165
Maintenance and support	1,871	1,527	3,654	2,820

Total Revenues	4,466	4,745	8,878	7,985
Operating Expenses:
Cost of revenues	144	75	246	127
Selling, general and administrative expenses	3,213	2,846	6,122	5,429
Research and development expenses	725	690	1,371	1,365
Depreciation and amortization	199	178	399	350

Total operating expenses	4,281	3,789	8,138	7,271

Income from operations	185	956	740	714
Other income (expense)	4	(52)	5	(41)

Income before income taxes	189	904	745	673
Provision for income taxes	55	(39)	248	(26)

Net Income	$134	$943	$497	$699

Net income per common share - basic	$0.01	$0.05	$0.03	$0.04
Net income per common share - assuming dilution	$0.01	$0.05	$0.03	$0.04
Average shares outstanding:
Basic	17,354	17,233	17,318	17,230
Diluted	18,021	17,712	17,934	17,683

GlobalSCAPE, Inc.

Balance Sheets

(In thousands, except share and per share data)	June 30, 2010	December 31, 2009
	(Unaudited)

Assets
Cash and cash equivalents	$9,132	$7,026
Short term investments	350	1,205
Accounts receivable (net of allowance for doubtful accounts of $130 and $217 on June 30, 2010 and December 31, 2009, respectively)	2,879	2,162
Federal income tax receivable	—	36
Current deferred tax assets	777	130
Prepaid expenses	193	132

Total current assets	13,331	10,691

Fixed assets, net	1,437	1,653
Investment in CoreTrace	2,278	2,278
Intangible assets, net	682	833
Goodwill	619	619
Deferred tax assets	—	46
Other assets	42	53

Total assets	$18,389	$16,173

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$307	$316
Accrued expenses	969	764
Income tax payable	355	—
Deferred revenue	4,589	4,071

Total current liabilities	6,220	5,151

Deferred tax liabilities	63	—
Other long term liabilities	1,084	1,079

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, par value $0.001 per share, 10,000,000 authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001 per share, 40,000,000 authorized, 17,881,682 and 17,686,252 issued at June 30, 2010 and December 31, 2009, respectively.	18	18
Additional paid-in capital	11,383	10,801
Treasury stock, 403,581 shares, at cost, at June 30, 2010 and December 31, 2009	(1,452)	(1,452)
Retained earnings	1,073	576

Total stockholders’ equity	11,022	9,943

Total liabilities and stockholders’ equity	$18,389	$16,173

GlobalSCAPE, Inc.

Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2010	2009

Operating Activities:
Net income (loss)	$497	$699
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Bad debt recoveries	(81)	(41)
Depreciation and amortization	399	350
Loss on disposition of assets	52	53
Share-based compensation	481	541
Deferred taxes	(538)	(284)
Excess tax benefit from vested restricted stock	15	—
Excess tax benefit from exercise of stock options	48	—
Changes in operating assets and liabilities:
Accounts receivable	(636)	236
Prepaid expenses	(61)	11
Federal income tax receivable	344	58
Other assets	11	(4)
Accounts payable	(9)	(213)
Accrued expenses	205	74
Deferred revenues	518	1,956
Deferred compensation	—	(216)
Other long-term liabilities	5	10

Net cash provided by operating activities	1,250	3,230

Investing Activities:
Proceeds from sale of property and equipment	—	1
Purchase of property and equipment	(85)	(466)
Purchase of short-term investments	(350)	(1,405)
Redemption of short-term investments	1,205	—

Net cash provided by (used in) investing activities	770	(1,870)
Financing Activities:
Proceeds from exercise of stock options	37	6
Tax benefits from stock-based compensation	49

Net cash used in financing activities	86	6
Net increase (decrease) in cash	2,106	1,366
Cash at beginning of period	7,026	6,319

Cash at end of period	$9,132	$7,685

Non-GAAP Financial Measures

Adjusted EBITDA

(In thousands)

We define Adjusted EBITDA as Net Income, plus Income Taxes, Total Other Income (Expense), Depreciation and Amortization, and non-cash charges for share-based compensation and asset impairments.

Adjusted EBITDA is a metric that is used in our industry by the investment community for comparative and valuation purposes. We disclose this metric in order to support and facilitate the dialogue with research analysts and investors.

Note that Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income. Adjusted EBITDA has limitations as an analytical tool, and when assessing our operating performance, you should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other income statement data prepared in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. See our Adjusted EBITDA to net income reconciliations in the table below.

	Three Months Ended
	(Unaudited)
	June 30, 2010	June 30, 2009

Net Revenue	$4,466	$4,745

Income (loss) from operations	$185	$956

Net income (loss):	$134	$943
Plus: Income taxes	55	(39)
Plus: Total other (income) expense	(4)	52
Plus: Depreciation and amortization	199	178
Plus: Share-based compensation expense	219	258

Adjusted EBITDA	$603	$1,392

Operating income margin	4.1%	20.1%

Adjusted EBITDA margin	13.5%	29.3%